                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY


                                      LEASE

                      PHILIP A. WOOD, Executor and Devisee
                            MARTHA A. MOUNT, Devisee
                          NANCY E. POPINCHALK, Devisee

                                       TO

                       PRECISION OPTICS CORPORATION, INC.

                                TABLE OF CONTENTS


1.   IDENTIFICATIONS...................................................................    1

2.   LEASE; THE PREMISES...............................................................    1

3.   TERM..............................................................................    1

4.   USE OF THE PREMISES; LICENSES AND PERMITS.........................................    1

5.   BASIC RENT; ADDITIONAL RENT.......................................................    1

6.   TAXES.............................................................................    2

7.   INSURANCE; WAIVER OF SUBROGATION..................................................    3

8.   UTILITIES.........................................................................    4

9.   REPAIRS AND MAINTENANCE...........................................................    5

10.  COMPLIANCE WITH LAWS AND REGULATIONS..............................................    5

11.  ALTERATIONS BY TENANT.............................................................    6

12.  LANDLORD'S ACCESS.................................................................    6

13.  INTENTIONALLY OMITTED.............................................................    6



14.  CASUALTY DAMAGE...................................................................    7

15.  CONDEMNATION......................................................................    8

16.  LANDLORD'S COVENANT OF QUIET ENJOYMENT; REPRESENTATIONS AND WARRANTIES............    9

17.  TENANT'S OBLIGATION TO QUIT.......................................................   10

18.  TRANSFERS OF TENANT'S INTEREST....................................................   11

19.  TRANSFERS OF LANDLORD'S INTEREST..................................................   11

20.  LANDLORD'S ACCESS.................................................................   11

21.  INDEMNITIES.......................................................................   12

22.  PERMITTED MORTGAGEES' RIGHTS......................................................   13

23.  TENANT'S DEFAULT; LANDLORD'S REMEDIES.............................................   13

24.  REMEDIES CUMULATIVE; WAIVERS......................................................   15

26.  EXTENSIONS OF TERM; BROKER........................................................   16

27.  PURCHASE OPTION...................................................................   17

28.  NOTICES...........................................................................   18

29.  RECORDING.........................................................................   18

30.  ESTOPPEL CERTIFICATES.............................................................   18

31.  BIND AND INURE; LIMITED LIABILITY OF LANDLORD.....................................   19

32.  CAPTIONS..........................................................................   19

33.  INTEGRATION.......................................................................   19

34.  SEVERABILITY; CHOICE OF LAW.......................................................   20



                                      LEASE

1.       IDENTIFICATIONS.

         This LEASE made as of the 1st day of March, 1999, by PHILIP A. WOOD, in his capacity as executor of the Estate of Alma L. Wood, Worcester Probate 99PR0206EP1, and also devisee of the Premises (as hereinafter defined) under the Will of Alma L. Wood ("Wood"), MARTHA A. MOUNT, devisee of the Premises under the Will of Alma L. Wood ("Mount") and NANCY E. POPINCHALK, devisee of the Premises under the Will of Alma L. Wood ("Popinchalk"; and together with Wood and Mount, the "Landlord"), having an address at c/o Henri L. Sans, Jr., Esq., LeBlanc & Sans, 21 Pleasant Street, Gardner, Massachusetts 01440, and PRECISION OPTICS CORPORATION, INC. (the "Tenant"), a Massachusetts corporation having an address at 22 East Broadway, Gardner, Massachusetts 01440.

2.       LEASE; THE PREMISES.

         In consideration of the Basic Rent, Additional Rent, and other payments and covenants of Tenant hereinafter set forth, and upon the following terms and conditions, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain parcel of land (the "Property") known and numbered as 21 Summer Street, Gardner, Massachusetts, said parcel containing approximately 0.57 acres as more particularly described in Exhibit A attached hereto, together with that certain building containing approximately four thousand (4,000) square feet of floor area (together with any replacements thereof, the "Building") and the other improvements constructed on the Property (collectively, the Building and such other improvements, the "Improvements"). The Property, the Improvements and any other improvements hereafter constructed on the Property are hereafter collectively referred to as the "Premises".

3.       TERM.

         The "Term" of this Lease shall commence at 12:00 A.M. on March 1, 1999 and shall expire, unless earlier terminated or extended in accordance with the terms hereof, at 11:59 P.M. on February 29, 2004.

4.       USE OF THE PREMISES; LICENSES AND PERMITS.

         Tenant shall use the Premises for offices, research and development, light manufacturing, other uses incidental thereto and any other use.

5.       BASIC RENT; ADDITIONAL RENT.

         During the first five (5) years of the Term, Tenant shall pay Basic Rent to Landlord at a rate equal to Eighteen Thousand Dollars ($18,000.00) per annum.

         Basic Rent shall be payable in advance on the first day of each month in equal installments ($1,500.00) (or the appropriate pro rata proportion thereof for any portion of a month at the beginning or end of the Term) to Landlord at the address set forth above or such other address as Landlord may hereafter specify by notice to Tenant.

         In addition to Tenant's obligations with respect to real estate taxes (Section 6), insurance premiums (Section 7), utilities costs (Section 8), costs of certain repairs and maintenance (Section 9) and other costs as specifically set forth herein, Tenant agrees to pay to Landlord upon demand as Additional Rent, in the same manner as Basic Rent, reasonable attorneys' fees and disbursements incurred in the enforcement of rights where Landlord prevails, review of any sublease documents and pursuit of the remedies of Landlord under this Lease where Landlord prevails. Landlord shall in each case, at the time of demand for payment, provide Tenant with evidence of payment of or liability for such charges, costs, and expenses.

6.       TAXES.

         Tenant shall pay or cause to be paid to Landlord (or, where appropriate, directly to the authority by which the same are assessed or imposed, with evidence of such payment to Landlord) as Additional Rent not later than ten (10) days prior to the date the same are due or twenty-one (21) days after written notice thereof to Tenant, whichever is later, all personal property taxes, real estate taxes, betterments and special assessments or amounts in lieu or in the nature thereof and any other taxes, levies, water rents, sewer use charges and other charges, excises, franchises, imposts and charges, general and special, public and private, (including interest, penalties and costs resulting from delayed payment thereof but only where such delay is the fault of Tenant) of whatever name and nature, and whether or not now within the contemplation of the parties hereto, which may now or hereafter be levied, assessed or imposed by the United States of America, The Commonwealth of Massachusetts, the Town of Gardner or any other authority, or otherwise become a lien, upon all or any part of the Premises, or upon the use or occupation thereof, or upon the equipment or personal property there located, or upon the owner or occupants thereof in respect thereof, or upon the basis of rentals thereof or therefrom, or the estate hereby created, or upon Landlord by reason of ownership of the reversion. Tenant may pay any such betterments and assessments in the minimum installments and over the longest period permitted by law, provided such installments or deferred payments can be made without being subject to interest or penalty for late payment, and shall be liable only for those installments falling due during the Term. Notwithstanding anything to the contrary in this Section, Tenant shall not be liable for any franchise, capital stock or similar tax imposed upon Landlord or any excise, income or excess profits tax of Landlord determined on the basis of Landlord's income or revenues.

         Tenant shall have the right in its own name or in the name of Landlord to contest or review by legal proceedings or otherwise any such tax, levy, charge or assessment. In such event Tenant shall either pay such tax, levy, charge or assessment (under protest) or shall, if requested, deposit with an escrow agent mutually agreed upon by Landlord and Tenant in trust (or provide an indemnity bond in) an amount sufficient to cover the contested item. Landlord, at the request of Tenant, will join or otherwise cooperate in any such proceedings. When any such contested item shall have been settled or paid, the balance of any sums deposited with the escrow agent in trust shall be repaid to Tenant. Tenant shall be entitled to any refund which may be made of any tax, levy, charge or assessment which has been paid by Tenant.

7.       INSURANCE; WAIVER OF SUBROGATION.

         Tenant shall, at its sole cost and expense, obtain prior to the commencement of the Term and throughout the Term shall maintain, with companies qualified to do business in Massachusetts insurance for the benefit as named insureds or loss payee, as applicable, of Landlord, Landlord's Permitted Mortgagees (as hereinafter defined) and Tenant, as their respective interests may appear, as follows:

         (a) comprehensive general liability insurance against claims for bodily injury, death or property damage occurring to, upon or about the Premises, in per occurrence limits of $1,000,000 for bodily injury or death and $500,000 for property damage; and

         (b) such other insurance coverages and such additional coverage amounts as Tenant chooses to obtain.

         At the commencement of the Term and thereafter not less than ten (10) days prior to the expiration dates of the policies theretofore furnished, certificates issued by the insurers evidencing the insurance required hereby, shall be delivered to Landlord.

         Landlord shall, at its sole cost and expense, obtain prior to the comment of the Term and throughout the Term shall maintain, with companies qualified to do business in Massachusetts, insurance for the benefit as named insureds or loss payee, as applicable, of Landlord, Landlord's Permitted Mortgagees and Tenant, as their respective interests may appear, as follows:

         (a) in reasonable amounts, boiler and machinery insurance on any steam boilers, pressure vessels and pressure piping, rotating electrical machines, and miscellaneous electrical apparatus, engines, pumps, and compressors, fans and blowers, with so-called "standard blanket coverage" (15 HP and over); and

         (b) so-called "all-risk casualty" insurance against loss or damage to the Improvements and to any other buildings, structures and improvements from time to time constituting a part of the Premises, including, without limitation, any improvements or fixtures constructed or installed by Tenant and of a type customarily covered under such insurance, such as may result from fire, vandalism, malicious mischief and such other casualties as are normally covered by an "extended coverage" endorsement, such casualty insurance to be with a deductible of not more than $1,000.00 and in an amount equal to the full replacement cost of the Improvements and any other buildings, structures or improvements constituting part of the Premises and in any event in an amount sufficient to preclude any claim on the part of the insurer for coinsurance under the terms of applicable policies. The term "replacement cost" shall mean the actual costs of restoration of the insured Premises to as nearly as practicable their condition immediately prior to the casualty, and shall be redetermined by such insurer every two years or at such more frequent intervals as Landlord or any Permitted Mortgagee may from time to time reasonably determine.

         At the commencement of the Term and thereafter not less than ten (10) days prior to the expiration dates of the policies theretofore furnished, certificates issued by the insurers evidencing the insurance required hereby, shall be delivered to Tenant.

         Neither Landlord nor Tenant shall be liable to the other for any loss or damage to the Premises or other property occurring on the Premises or in any manner growing out of or connected with Tenant's use and occupation of the Premises or the condition thereof, whether or not caused by the negligence or other fault of Landlord, Tenant or their respective agents, employees, subtenants, licensees, invitees or assignees; provided, however, that this release (i) shall apply only to the extent that such loss or damage to the Premises or other property or injury to or death of persons is covered by insurance required to be carried hereunder which protects Landlord or Tenant or both of them as the case may be; (ii) shall not be construed to impose any other or greater liability upon either Landlord or Tenant than would have existed in the absence hereof; and (iii) shall be in effect only so long as the applicable insurance policy contains a clause to the effect that this release shall not affect the right of the insureds to recover under such policies, which clauses shall be obtained by the parties hereto whenever available. All property of Tenant in the Premises shall be at Tenant's sole risk, and Tenant shall be responsible for insuring the same.

8.       UTILITIES.

         Tenant shall, at its own cost and expense, arrange and pay for all services and utilities provided to the Premises during the Term, including without limitation, water, electricity, gas, fuel, steam, heat, air conditioning, sewer service, telephone service, security and fire protection, cleaning and trash removal, and snow and ice removal.

9.       REPAIRS AND MAINTENANCE.

         During the Term, Landlord shall, at its own cost and expense, make all repairs necessary to keep the roof of the Building leak-free and shall keep the structural support elements of the Building in structurally good condition, order and repair, excepting only damage resulting from (i) any act or any omissions of Tenant or its agents, contractors and employees, or (ii) fire or other casualty. Except to the extent not practicable or feasible, Landlord shall not, in performing its obligations under this paragraph, make any improvement to the Premises that would be characterized (and Landlord intends to treat) as a capital improvement in accordance with generally accepted accounting principles. Except in the case of emergency, Landlord shall give Tenant at least 30 days notice of any improvement to be made by Landlord under this Section 9 that would be characterized as a capital improvement in accordance with generally accepted accounting principles. In performing such maintenance and making such repairs to the roof and structural elements of the Building, Landlord shall comply with all laws, orders, ordinances, by-laws, rules and regulations and insurance requirements applicable to performing such maintenance and making such repairs to the roof and structural elements of the Building.

         During the Term, Tenant shall, at its own cost and expense: make all repairs, replacements and renewals, exterior and interior, as may be necessary to keep the Premises, including the Improvements and all electrical, plumbing, mechanical, heating, ventilating and air conditioning systems and all other building systems constituting a part of the Premises in as good condition, order and repair as the same are at the commencement of the Term or thereafter may be put, reasonable wear and use, damage by fire or other casualty, and repairs which are the obligation of Landlord only excepted; keep and maintain all portions of the Premises in a clean and orderly condition, free of accumulation of dirt, rubbish, and other debris; keep all driveways, walkways and parking areas constituting part of the Premises free of snow and ice and sanded as appropriate; and keep all lawns and landscaped areas constituting part of the Premises watered, fertilized and trimmed to a degree consistent with that generally obtaining throughout the area of which the Premises form a part.

10.      COMPLIANCE WITH LAWS AND REGULATIONS.

         Except to the extent such compliance is the obligation of Landlord pursuant to Section 9 hereof, during the Term, Tenant shall, in performing its obligations under Section 9 and Section 11 hereof, comply, at its own cost and expense, with: all applicable laws, by-laws, ordinances, codes, rules, regulations, orders, and other lawful requirements of the governmental bodies having jurisdiction whether or not foreseeable, and whether or not they involve any changes in governmental policy, which may be applicable to the Premises, the fixtures and equipment thereof in the performance of such obligations; the orders, rules and regulations of the National Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, which may be applicable to the Premises, the fixtures and equipment thereof in the performance of such obligations; and the requirements of all policies of public liability, fire and all other types of insurance at any time in force with respect to the Premises and the fixtures and equipment thereon.

         Tenant covenants not to dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the sewage or other waste disposal system serving the Premises not to generate, or store or dispose of hazardous substances in or on the Premises or disclose of hazardous substances from the Promises to any other location except only in compliance with applicable environmental laws, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. (6901 et seq. and the Massachusetts Hazardous Waste Management Act, M.G.L. c. 21C, as amended, to notify Landlord of any incident which would require the filing of a notice under Chapter 232 of the Acts of 1982).

11.      ALTERATIONS BY TENANT.

         Without Landlord's consent, Tenant shall have the right to erect signs on the Building and the Premises and to make non-structural alterations, additions or improvements, including, but not limited to penetrations of the roof and walls of the building which do not adversely affect the structure of the Improvements or the rights of Landlord under any bonds, guarantees, or warranties of the roof and are consistent with good construction practice to the Premises. Landlord agrees that its consent shall not be unreasonably withheld for structural alterations, additions and improvements consistent with the use of the Premises as contemplated hereby.

         Tenant shall indemnify and hold harmless Landlord from and against all costs (including reasonable attorneys' fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to injury to or death of any person or persons or damage to property arising out of or caused by the construction or making of any alterations, additions or improvements to the Premises by Tenant, including but not limited to any mechanics' or materialmen's liens asserted in connection therewith.

12.      LANDLORD'S ACCESS.

         Tenant agrees to permit Landlord or any Permitted Mortgagee or its or their authorized representatives to enter the Premises at all reasonable times during Tenant's usual business hours after reasonable notice for the purposes of inspecting the same, making any repair or performing any maintenance required or permitted hereunder, exercising such other rights as it may have hereunder, and exhibiting the same to other prospective purchasers and (within a period commencing nine (9) months prior to the expiration of the Term) tenants, and in the event of emergency, at any time and without notice.

13.      INTENTIONALLY OMITTED.

14.      CASUALTY DAMAGE.

         Except as otherwise provided below, in the event of partial destruction of the Improvements and any other buildings, structures and improvements from time to time constituting a part of the Premises during the Term by fire or other casualty, Landlord shall, after receipt of any insurance proceeds available as a result of such casualty, as promptly as practicable repair, reconstruct or replace the portions of the Premises destroyed to as nearly as possible their condition prior to such destruction, except that in no event shall Landlord be obligated to expend more for such repair, reconstruction or replacement than the amounts of any such insurance proceeds actually received. During the period of such repair, reconstruction and replacement there shall be an equitable abatement of Rent hereunder in proportion to the nature and extent of the destruction.

         Notwithstanding the foregoing, if the Improvements are totally destroyed or so extensively destroyed by fire or other casualty that the Improvements are not susceptible of repair, reconstruction or replacement within nine (9) months from the date of such destruction, as reasonably determined by Landlord, if such destruction resulted from causes or risks not required to be insured against by Landlord hereunder, or if the insurance proceeds are insufficient to restore the Premises as reasonably determined by Landlord's architect or general contractor, then Landlord or Tenant may terminate this Lease by giving written notice to Landlord within ninety (90) days after the date of such destruction or receipt of such determination from Landlord's architect or general contractor, whichever is later, unless, within ten (10) days after receipt of any such notice by Landlord, Landlord gives notice to Tenant that Landlord will make the necessary additional funds available for such repair, reconstruction or replacement and complete such repair, reconstruction or replacement within twelve (12) months from the date of such destruction. In the event of termination as aforesaid, (i) Landlord shall pay over to Tenant that portion of the aggregate insurance proceeds received by Landlord attributable to or paid in respect of improvements made by Tenant to the Premises and (ii) this Lease shall terminate as of, and Basic Rent and Additional Rent shall be appropriately apportioned through and abated from and after, the date of such destruction. Landlord's obligations pursuant to clause
(i) of the immediately preceding sentence shall survive the termination of this Lease.

15.      CONDEMNATION.

         If, during the Term, more than twenty-five percent (25%) of the useable floor area of the Building shall be taken by eminent domain or otherwise appropriated by public authority, Landlord or Tenant may terminate this Lease by giving written notice to the other within thirty (30) days after such taking or appropriation. In the event of such a termination, this Lease shall terminate as of the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession, and the Basic Rent and Additional Rent reserved shall be apportioned and paid to and as of such date.

         If a part only of the Premises is taken or appropriated by public authority as aforesaid and this Lease is not terminated as set forth above, Landlord shall apply any such damages and compensation awarded (net of the costs and expenses, including reasonable attorneys' fees, incurred by Landlord in obtaining the same) to secure and close so much of the Improvements and other buildings, structures and improvements constituting a part of the Premises as remain and shall, to the extent possible, replace any part so taken or appropriated by a suitable structure or parking area or addition of similar size and design to that portion so taken or appropriated, except that in no event shall Landlord be obligated to expend more for such replacement than the net amount of any such damages, compensation or award which Landlord may have received as damages in respect of such Improvements or other buildings, structures and improvements constituting part of the Premises as they existed immediately prior to such taking or appropriation; in such event there shall be an equitable abatement of Basic Rent in proportion to the loss of useable floor area in the Premises after giving effect to such replacement, from and after the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession.

         Landlord hereby reserves, and Tenant hereby assigns to Landlord, any and all interest in and claims to the entirety of any damages or other compensation by way of damages which may be awarded in connection with any taking or appropriation of all or any portion of the Premises, except so much of such damages or award as is specifically and expressly awarded in respect of trade fixtures or moving expenses of Tenant.

16.      LANDLORD'S COVENANT OF QUIET ENJOYMENT; FURTHER ASSURANCES.

         Landlord covenants that Tenant, upon paying the Basic Rent and Additional Rent and performing and observing all of the other covenants and provisions hereof, may peaceably and quietly hold and enjoy the Premises for the Term as aforesaid, subject, however, to all of the terms and provisions of this Lease and to the title matters set forth or referred to in Exhibit B.

         As reasonably requested by Tenant, Landlord shall cooperate fully with Tenant in any efforts by Tenant to obtain any variances, by-law changes, permits or licenses necessary or appropriate for Tenant's use of the Premises as contemplated hereunder.

17.      TENANT'S OBLIGATION TO QUIT.

         Upon the expiration or other termination of this Lease, all improvements or alterations to the Property made by Tenant (whether made prior to or during the Term hereof) shall belong to Landlord; provided, however, that Tenant shall retain ownership of its trade fixtures and equipment, furniture and other personal property (whether or not affixed to the Premises). Tenant shall, upon expiration of the Term or other termination of this Lease, leave and peaceably and quietly surrender and deliver to Landlord the Premises and all improvements, buildings, equipment and fixtures thereon or constituting a part thereof and any replacements or renewals thereof in as good condition, order and repair as the same were at the commencement of the Term or thereafter may have been put, reasonable wear and use and damage by fire or other casualty only excepted; except that Tenant shall first remove its trade fixtures and equipment, furniture and other personal property and repair any damage to the Premises caused by such removal.

18.      TRANSFERS OF TENANT'S INTEREST.

         Tenant shall not assign or sublease or otherwise encumber all or any part of its interest in this Lease, the Premises, or the estate hereby created, nor shall it grant any licenses, concessions or the like, without in each case first obtaining the prior written consent of Landlord, which consent Landlord agrees shall not be unreasonably withhold or delayed.

         Notwithstanding the foregoing, no consent of Landlord shall be required for any assignment of Tenant's interest to any successor to Tenant by reason of any merger, consolidation or sale of its assets or for any sublease or assignment of such interest to any wholly-owned subsidiary of or any corporation or other entity controlled by or under common control with Tenant. Any attempted sublease or assignment without the required consent of Landlord shall be void.

         In all events the tenant originally named herein as Tenant under this Lease shall remain primarily liable for, and any sublessee or assignee shall in writing assume, the obligations of Tenant under this Lease.

19.      TRANSFERS OF LANDLORD'S INTEREST.

         Until the Option Termination Date (as hereinafter defined) or, if later, the date on which the Premises are sold to Tenant pursuant to the exercise of Tenant's purchase option granted in Section 27 hereof, Landlord shall not, without the prior written consent of Tenant, which consent may be withheld in Tenant's sole discretion, sell or mortgage its interest in the Premises (or any portion thereof), assign its interest in this Lease, or assign the whole or any portion of the Basic Rent, Additional Rent or other sums and charges at any time paid or payable hereunder by Tenant; PROVIDED, HOWEVER, that Landlord shall be permitted so to sell its interest in the Premises or grant one or more such mortgages or make one or more such assignments so long as (i) the aggregate amount of any and all monetary liens encumbering the title to the Premises, whether granted by Landlord or any successor, assignee or transferee of Landlord, does not exceed $75,000.00 (including the amount of any applicable prepayment penalties or premiums that would be required to be paid in order to discharge such lien if Tenant were to exercise its purchase option hereunder) and (ii) any such transferee, purchaser, mortgagee or assignee, as applicable, in one or more writings reasonably acceptable to Tenant executed and delivered to Tenant prior to such transfer, shall: (A) acknowledge Tenant's option to purchase the Premises pursuant to Section 27 hereof and (B) agree that, upon exercise of such purchase option and the payment of the purchase price set forth in Section 27 hereof, it shall, as applicable, discharge and release any such mortgage or assignment, convey title to the Premises to Tenant as provided in Section 27 hereof and release the Premises and Tenant from any liability for any obligation of Landlord.

         If Tenant has not exercised its option to purchase the Premises as provided hereunder, then from and after the Option Termination Date, Landlord shall, except as provided below, have the right to transfer its interest in the Premises without the consent of Tenant.

         Tenant agrees to pay to any permitted mortgagee or any other transferee of Landlord's interest permitted hereunder, in either case designated by Landlord in a duly recorded instrument, if notice of such instrument is sent to Tenant, the Basic Rent, Additional Rent and such other sums and charges so assigned, subject to the terms of the Lease, upon demand to such permitted mortgagee or other permitted transferee at the address mentioned in any such notice. Landlord further agrees that any amounts paid to any permitted mortgagee or permitted transferee pursuant to such a notice shall be deemed to be payments of Rent hereunder and Tenant shall not be liable to Landlord for any such amount so paid.

         Notwithstanding anything herein to the contrary, without the prior written consent of Tenant, which consent may be withheld in Tenant's sole discretion, Landlord shall not allow or permit the filing of any lien against the title to the Premises, including, but not limited to, any judgment liens or mechanics' or materialmen's liens. Landlord shall indemnify and hold harmless Tenant from and against all costs (including reasonable attorneys' fees and costs of suit), losses or liabilities caused by any mechanic's or materialmen's liens or any other lien or encumbrance asserted, filed or recorded against the Premises in breach of this Section 19.

20.      LANDLORD'S ACCESS.

         Tenant agrees to permit Landlord or any Permitted Mortgagee or its or their authorized representatives to enter the Premises at all reasonable times during usual business hours after reasonable notice for the purposes of inspecting the same, making any repair or performing any maintenance required or permitted hereunder, exercising such other rights as it or may have hereunder, and exhibiting the same to other prospective purchasers and (within a period commencing nine (9) months prior to the expiration of the Term) tenants, and in the event of emergency, at any time and without notice.

21.      INDEMNITIES.

         Tenant shall and does hereby agree to protect, defend, indemnify and save Landlord harmless from and against any and all claims (other than claims arising from any omission, fault, negligence or other misconduct of Landlord or its agents, contractors or employees of Landlord in or about the Premises) arising from any injury to or death of persons, damage to property occurring during the Term in or about the Premises but only to the extent caused by: (i) the conduct or management of or from any work or thing whatsoever done in or about the

Premises during the Term by Tenant or anyone for whom Tenant is legally responsible; and (ii) any breach or default on the part of Tenant in the performance of its obligations under the second grammatical paragraph of Section 10 hereof or (iii) any negligent act or omission on the part of Tenant or any of its agents, employees, subtenants, licensees, invitees or assignees. Tenant further agrees to indemnify Landlord from and against all costs and expenses, including reasonable attorneys' fees, incurred in connection with any such indemnified claim or action or proceeding brought thereon, any and all of which costs and expenses, if reasonably suffered, paid or incurred by Landlord, Tenant shall repay upon demand to Landlord as Additional Rent. The foregoing indemnities and agreements shall survive the expiration or termination of the Term of this Lease.

         Landlord shall and does hereby agree to protect, defend, indemnify and save Tenant harmless from and against any and all claims (other than claims arising from any omission, fault, negligence or other misconduct of Tenant, its agents, contractors or employees of Tenant in or about the Premises) arising from any injury to or death of any person or persons or damage to property occurring during the Term in or about the Premises but only to the extent caused by: (i) the conduct or management of or from any work or thing whatsoever done in or about the Premises during the Term by Landlord or anyone for whom Landlord is legally responsible; and (ii) any negligent act or omission on the part of Landlord or any of its agents, employees, subtenants, licensees, invitees or assignees. In addition, Landlord hereby agrees to indemnify Tenant and hold Tenant harmless from any and all losses, costs, damages or claims related to or arising from breach of Landlord's covenant to sell the Premises to Tenant pursuant to Section 27 hereof. Landlord further agrees to indemnify Tenant from and against all costs and expenses, including reasonable attorneys' fees, incurred in connection with any such indemnified claim or action or proceeding brought thereon, any and all of which costs and expenses, if reasonably suffered, paid or incurred by Tenant, Landlord shall repay upon demand to Tenant. The foregoing indemnities and agreements shall survive the expiration or termination of the Term of this Lease

22.      PERMITTED MORTGAGEES' RIGHTS.

         This Lease shall be subject and subordinate to any mortgage (and to any amendments, extensions, increases, refinancings or restructurings thereof) of the Premises, whether such mortgage is recorded prior or subsequent to the recording of notice of this Lease so long as (i) such mortgage is permitted or consented to by Tenant pursuant to Section 19 hereof and (ii) either the holder of such mortgage agrees in writing, or the subject mortgage expressly provides, that, for so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, such mortgagee and, its successors, assigns and nominees, will not, in foreclosing against or taking possession of the Premises or otherwise taking title to the Premises by acceptance of a deed or assignment in lieu of foreclosure or otherwise exercising its rights under such mortgage, disturb Tenant's possession of the Premises and that, upon the occurrence of any such event, such mortgagee agrees to be prospectively bound to Tenant as Landlord under all of the terms, conditions and covenants of the Lease including, without limitation, Landlord's consent to sell the Premises to Tenant pursuant to Section 27 hereof. The holder from time to time of any mortgage so permitted or consented to by Tenant pursuant to Section 19 hereof is hereinafter referred to as a "Permitted Mortgagee". Tenant hereby agrees to execute, acknowledge, and deliver in recordable form such instruments evidencing this subordination as Landlord or any such Permitted Mortgagee may from time to time reasonably require.

         Tenant shall and does hereby agree, upon default by Landlord under any mortgage, to attorn to and recognize such Permitted Mortgagee or any successor claiming under such mortgage, including a purchaser at a foreclosure sale, to execute, acknowledge, and deliver such evidence of this attornment, which shall nevertheless be self-operative, and to make payments of Basic Rent and Additional Rent hereunder directly to such Permitted Mortgagee or any such successor as the case may be, upon request. Any Permitted Mortgagee may, at any time, by giving written notice to, and without any further consent from Tenant, subordinate its mortgage to this Lease, and thereupon the interest of Tenant under this Lease shall automatically be deemed to be prior to the lien of such mortgage without regard to the relative dates of execution, delivery or recording thereof or otherwise.

23.      TENANT'S DEFAULT; LANDLORD'S REMEDIES.

         If Tenant shall default in the payment of any Basic Rent and such default shall continue for ten (10) business days after written notice to Tenant from Landlord of such default; or if Tenant shall default in the payment of any Additional Rent or in the performance or observance of any of the other covenants contained in this Lease and on Tenant's part to be performed or observed and shall fail, within thirty (30) days after written notice to Tenant from Landlord of such default, to cure such default (or, if such default is not susceptible of cure within thirty (30) days, to commence such cure promptly and thereafter to pursue such cure to completion); or if the estate hereby created shall be taken on execution, or by other process of law; or if Tenant shall be involved in financial difficulties as evidenced:

                  (i) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of trustees or other governing body the commencement of such a voluntary case,

                  (ii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition,

                  (iii) by the entry of an order for relief in any involuntary case commenced under said Title 11,

                  (iv) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief,

                  (v) by entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property, or

                  (vi) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

then and in any of said cases, Landlord may, to the extent permitted by law, immediately, or at any time thereafter either: (a) terminate this Lease by notice to Tenant or (b) without demand or notice, enter into and upon the Premises, or any part thereof in the name of the whole, and repossess the same as of Landlord's former estate, and expel Tenant and those claiming through or under Tenant and remove its effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and upon entry as aforesaid this Lease shall terminate.

         No termination or repossession provided for in this Section 23 shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive any such termination or repossession. In the event of any such termination or repossession, Tenant shall pay to Landlord either (x) in advance on the first day of each month, for what would have been the entire balance of the Term, one-twelfth (1/12) (and a pro rata portion thereof for any fraction of a month) of the Basic Rent, Additional Rent and all other amounts for which Tenant is annually obligated hereunder, less, in each case, the actual net receipts by Landlord by reason of any good faith reletting of the Premises after deducting Landlord's reasonable expenses in connection with such reletting, including without limitation removal, storage, and repair costs and reasonable brokers' and attorneys' fees, or (y) at the election of Landlord, as liquidated damages, the amount by which the present value of the sum of the Basic Rent and the Additional Rent reasonably estimated to be payable for the balance of the Term after the date of such election exceeds the present value of fair net rental value of the Premises on the terms of this Lease over such period determined as of such date plus the reasonable costs of Landlord in reletting the premises and all other sums then due and owing from Tenant to Landlord hereunder. Present value shall be calculated for this purpose at a capitalization rate equal to the "base" interest rate of The First National Bank of Boston on the date of such termination.

         Without thereby affecting any other right or remedy of Landlord hereunder, Landlord may, at its option, cure for Tenant's account any default by Tenant hereunder which remains uncured after said thirty (30) days' notice of default from Landlord to Tenant and the cost to Landlord of such cure shall be deemed to be Additional Rent and shall be paid to Landlord by Tenant with the installment of Basic Rent next accruing.

24.      REMEDIES CUMULATIVE; WAIVERS.

         The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in any provision of this Lease. The failure of Landlord to insist in any one or more cases upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by Landlord, of Basic Rent or Additional Rent with knowledge of the breach of any covenant of Tenant hereunder shall not be deemed a waiver of such breach, and no waiver change, modification or discharge by Landlord of any provision in this Lease shall be deemed to have been made or shall be effective unless expressed in writing and signed by Landlord. In addition to the other remedies in this Lease provided, Landlord shall be entitled to the restraint by injunction of the covenants, conditions or provisions of Tenant under this Lease, and to a decree compelling performance of or compliance with any of such covenants, conditions or provisions.

25.      LANDLORD'S DEFAULT; TENANT'S REMEDIES.

         If Landlord shall be in default under any of its obligations hereunder, Tenant, in addition to any other remedy it may have at law or in equity, may upon notice to Landlord of such default, but shall not be obligated to, expend such sums (including reasonable attorneys' fees) and to take such actions to enforce its rights hereunder or to cure such default of Landlord. Tenant shall be entitled to reimbursement for any such amounts (including reasonable attorneys' fees) upon demand. In the alternative, Tenant shall be entitled, at its election, to offset against any subsequent installment or installments of Basic Rent hereunder the aggregate cost and expense of enforcing such remedies curing any such defaults of Landlord.

         In addition, if Landlord shall default in its obligations under Section 19 or 27 hereof, Tenant may, at any time thereafter, terminate this Lease upon notice to Landlord.

26.      EXTENSIONS OF TERM; BROKER.

         Tenant shall have the right, at its sole option, by giving notice thereof to Landlord at least six (6) months prior to the expiration of the initial five-year Term, to extend the Term of this Lease for one (1) additional successive extension period of three (3) years (to a maximum of the initial five-year Term plus three years) on the same terms and conditions, except Basic

Rent, as herein set forth except that it is understood and agreed that such extension shall be exercisable only if at the time of exercise there exists no default on the part of Tenant under this Lease which has not been cured within the time provided for cure hereunder. The word "Term" as used elsewhere in this Lease shall, unless otherwise expressly provided herein, include the initial five-year Term and the extension period if Tenant shall have given timely and proper notice of exercise.

         The annual rate of Basic Rent payable during the extension period shall be equal to the fair market net rental value for the Premises for a period of three years on the terms of this Lease, estimated as of the date of commencement of such extension period. If Landlord and Tenant are unable to agree upon the annual rate of Basic Rent which would apply to the extension period within thirty (30) days after such request from Tenant, the annual rate of Basic Rent shall be that specified by Landlord unless Tenant shall give notice to Landlord within thirty (30) days thereafter indicating its desire to have the annual rate of Basic Rent for such period be determined by an Appraiser (as that term is hereinafter qualified and defined) mutually acceptable to Landlord and Tenant or by three Appraisers as hereinafter provided. If Landlord and Tenant shall not have agreed upon an Appraiser thirty (30) days after such notice from Tenant, immediately thereafter Landlord and Tenant shall arrange to mail or exchange simultaneously written notices, each setting forth a "best offer" for such annual rate of Basic Rent and designating an Appraiser; the two Appraisers so designated shall, within twenty (20) days after their designation, select a third Appraiser and give notice to both Landlord and Tenant identifying the third Appraiser. The Appraiser or the three Appraisers shall within thirty (30) days after his or their selection submit a report to Landlord and Tenant, in writing, informing them of the annual rate of Basic Rent determined by any two of such Appraisers to be payable by Tenant to Landlord for the extension period in accordance with the terms hereof, which determination shall be conclusive and binding upon Landlord and Tenant for all purposes of this Lease if extended. If such annual rate of Basic Rent is to be determined by three Appraisers and no two of them are able to agree, the highest and lowest determinations shall be disregarded and the other shall control. Such report shall be accompanied by an explanation of the method used to arrive at the value or values assigned and the pertinent data (or a summary thereof) considered by the Appraiser or Appraisers in reaching his or their decision. The parties agree not to disclose to the Appraisers the "best offer" of either party. If Landlord and Tenant agreed to a single Appraiser, the Appraisers' fees shall be divided equally between the parties. Otherwise all Appraisers' fees shall be payable by the party whose "best offer" set forth in the notice as above provided varied the most from the annual rate of Basic Rent established in the Appraisers' report, except that if any Appraiser is unwilling or unable to certify that he was unaware of both parties' "best offers" at the time he made his determination, all Appraiser's fees shall be divided equally between the parties. An "Appraiser" shall be an individual who has an "MAI" (Member of the Appraisal Institute) designation, is independent of Landlord and Tenant, and has at least eight (8) years' experience in appraising commercial and industrial real estate in Gardner and vicinity.

         Landlord and Tenant each represent and warrant to the other that it has not contacted any real estate broker in connection with this Lease and was not directed to the other as a result of any services or facilities of any broker. Landlord agrees to indemnify Tenant against and to hold Tenant harmless from any claim, loss, damage, costs or liabilities for any brokerage commission or finder's fee which may be asserted against Tenant in connection with this Lease arising out of any contacts by Landlord with any broker. Tenant agrees to indemnify Landlord against and to hold Landlord harmless from any claim, loss, damage, costs or liabilities for any brokerage commission or finder's fee which may be asserted against Landlord in connection with this Lease arising out of any contacts by Tenant with any broker.

27.      PURCHASE OPTION.

         Landlord for itself and for its successors, heirs and assigns hereby grants to Tenant an option to purchase the Premises as set forth in this Section
27. Tenant may exercise its option to purchase the Premises by giving notice thereof to Landlord ("Tenant's Exercise Notice") at any time prior to 5:00 p.m. (Gardner time) on February 28, 2002 (the "Option Termination Date"). Tenant's Exercise Notice shall state the date for the closing of the purchase and sale of the Premises which shall be a business day not less than fifteen (15) business days and not more than thirty (30) business days from the date of such notice. The closing of the purchase and sale of the Premises shall take place on the date specified in Tenant's Exercise Notice at 12:00 P.M. at the Worcester District Registry of Deeds, or at such other time and at such other place as is mutually agreed upon by Landlord and Tenant; PROVIDED, HOWEVER that Landlord shall have the option to extend the closing date to the day which is sixty (60) days after the date of Tenant's Exercise Notice by delivering notice thereof to Tenant prior to the execution of the purchase and sale agreement as provided below. The purchase price for the Premises shall be $100,000 MINUS the outstanding amount on and as of the closing date of any sums owed to Tenant by Landlord for breach of Landlord's obligations hereunder PLUS the outstanding amount on and as of the closing date of any sums owed to Landlord by Tenant hereunder PLUS, Landlord's aggregate Unamortized Capital Costs. "Unamortized Capital Costs" shall mean, with respect to any improvement made by Landlord in accordance with the first paragraph of Section 9 hereof that is characterized as a capital improvement in accordance with generally accepted accounting principles, the cost of such capital improvement multiplied by a fraction, the numerator of which is the remaining useful life of such capital improvement as of the closing date and the denominator of which is the useful life of such capital improvement. In addition to the foregoing, the purchase and sale of the Premises shall be on the terms and conditions set forth on Exhibit C hereto. Within five (5) business days after the giving of Tenant's Exercise Notice Landlord and Tenant shall execute a purchase and sale agreement in the form of Exhibit C with such changes as are necessary to conform Exhibit C with the foregoing.

         Prior to the Option Termination Date, Tenant shall be allowed to perform and complete title examinations, due diligence examinations, reviews and inspections of all matters pertaining to the acquisition of the Premises including the right to conduct or cause to be conducted with companies selected by Tenant and at Tenant's cost and expense,
(i) such audits, assessments, reviews, surveys, investigations, inspections, examinations, tests and studies of the Premises, including without limitation, physical inspections, engineering reviews, environmental site assessments (including testing for asbestos, lead paint, lead in the water supply and soils and ground water testing), (ii) such review of property information in the possession or control of Landlord, (iii) such marketing and feasibility studies and analyses, and (iv) such other diligence as Tenant deems necessary or desirable with respect to the Property (collectively, "Investigations"). Tenant and its agent, employees, contractors, consultants, other representatives and anyone else acting on behalf of Tenant (collectively, "Tenant's Representatives") shall have with complete access to the Premises and to Landlord's records of the property in the conduct of Tenant's Investigations.

         Tenant shall at all times conduct its Investigations on the Premises and Improvements in a manner so as to not cause liability, damage, loss, cost or expense to Landlord or the Premises, and Transferee will indemnify, defend, and hold Landlord harmless from and against any such liability, damage, loss, cost or expense (but excluding from any such defense and indemnification obligations any pre-existing damage, deterioration or contamination of the Premises uncovered by any Investigation and any liability, damage, loss, cost or expense caused by Landlord's negligence or willful misconduct). The foregoing indemnification obligation shall survive any termination of this Lease.

         Notwithstanding Section 24 hereof to the contrary, if Tenant fails to fulfill its obligations under Section 27 hereof after delivering Tenant's Exercise Notice or fails to fulfill its obligations under the purchase and sale agreement executed by Landlord and Tenant pursuant thereto, (1) this Lease shall continue in full force and effect, (2) Tenant shall, on demand, pay to Landlord as additional rent hereunder all costs and expenses (including reasonable attorneys' fees) incurred by Landlord in fulfilling Landlord's obligations under said purchase and sale agreement, (3) Landlord may terminate Tenant's option to extend the term hereof pursuant to Section 26 hereof by giving notice of such election to Tenant within 180 days after such failure and (4) the foregoing remedies described in clauses (2) and (3) above shall be Landlord's sole remedy hereunder, under said purchase and sale agreement, at law or in equity for such failure of Tenant.

28.      NOTICES.

         Any notices, approvals, specifications, or consents required or permitted hereunder shall be in writing and mailed, postage prepaid, by registered or certified mail, return receipt requested, if to Landlord or Tenant to the address set forth above for or to such other address as either of them may from time to time specify by like notice to the others. Any such notice shall be deemed given when received or, if earlier, when postal records indicate delivery was first attempted.

29.      RECORDING.

         Landlord and Tenant hereby agree, each at the request of the other promptly to execute, acknowledge, and deliver in recordable form short forms or notices of lease containing the date of commencement of the Term and such other information as may from time to time be necessary under G.L. (Ter. ed.) Chapter 183, Section 4 or under similar additional or successor statutes for the protection of any interest of Landlord, Tenant or any Mortgagee in the Premises or this Lease.

30.      ESTOPPEL CERTIFICATES.

         Landlord and Tenant hereby agree from time to time, each after not less than ten (10) days' prior written notice from the other to execute, acknowledge and deliver, without charge, to the other party or any other person designated by the other party, a statement in writing certifying: that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the same by the date thereof and specifying the nature thereof); that to the knowledge of such party there exist no defaults (or if there be any defaults, specifying the same); the amount of the Basic Rent, the dates to which the Basic Rent, Additional Rent and other sums and charges payable hereunder have been paid; that such party to its knowledge has no claims against the other party hereunder except for the continuing obligations under this Lease (or if such party has any such claims, specifying the same); and such other matters as the requesting party may reasonably request in connection with any sale, financing or refinancing related to the Premises or the business of Tenant.

31.      BIND AND INURE; LIMITED LIABILITY OF LANDLORD.

         All of the covenants, agreements, stipulations, provisions, conditions and obligations herein expressed and set forth shall be considered as running with the land and shall extend to, bind and inure to the benefit of, Landlord and Tenant, which terms as used in this Lease shall include their respective successors, and assigns where the context hereof so admits.

         Landlord shall not have any individual or personal liability for the fulfillment of the covenants, agreements and obligations of Landlord hereunder, Tenant's recourse and Landlord's liability hereunder being limited to the Premises and any proceeds thereof. The term "Landlord" as used in this Lease shall refer only to the owner or owners from time to time of the Premises, it being understood that no such owner shall have any liability hereunder from and after the date such owner ceases to have any interest in the Premises. In no event shall Landlord or Tenant be liable to the other party hereto for any special, consequential or indirect damages suffered by such other party by reason of a default by such person under any provisions of this Lease.

32.      CAPTIONS.

         The captions for the numbered Sections of this Lease are provided for reference only and they do not constitute a part of this agreement or any indication of the intentions of the parties hereto.

33.      INTEGRATION.

         The parties acknowledge that all prior written and oral agreements between them and all prior representations made by either party to the other have been incorporated in this instrument or otherwise satisfied prior to the execution hereof.

34.      SEVERABILITY; CHOICE OF LAW.

         If any provision of this Lease shall be declared to be void or unenforceable either by law or by a court of competent jurisdiction, the validity or enforceability of remaining provisions shall not thereby be affected.

         This Lease is made under, and shall be construed in accordance with, the laws of The Commonwealth of Massachusetts.

35.      COUNTERPARTS.

         This Lease may be executed in one or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate under seal as of the date first above written.

                              LANDLORD:


                                    /s/ PHILIP A. WOOD
                                    -------------------------------------------
                                    PHILIP A. WOOD, as Executor of
                                    the Estate of Alma L. Wood and individually


                                    /s/ MARTHA A. MOUNT
                                    -------------------------------------------
                                    MARTHA A. MOUNT, individually


                                    /s/ NANCY E. POPINCHALK
                                    -------------------------------------------
                                    NANCY E. POPINCHALK, individually



                              TENANT:

                                    PRECISION OPTICS CORPORATION, INC.


                                    By:   /s/ JACK P. DREIMILLER
                                    -------------------------------------------

                                    EXHIBIT A

                          Legal Description of Premises

PARCEL A

         A certain tract of land situated on the westerly side of Chelsea Street, in Gardner, Worcester County, Commonwealth of Massachusetts, containing 78 square rods, more or less, with the buildings and other improvements located thereon, and bounded and described as follows, to wit:

         Beginning at a point in the book near the junction of said Chelsea Street and Summer Street; thence North 10 degrees 30' East by said Summer Street, and on a wall by land now or formerly of the heirs of S.K. Pierce, 9 rods to the land now or formerly of Sidney Fairbanks; thence South 72 degrees East on the wall by land or said Fairbanks 7 rods to the line of Chelsea Street; thence on said Chelsea Street South 17 degrees 40' West 19 links; thence South 32 3/4 degrees West 2 rods and 1 link; thence South 57 degrees 45' West 8 rods and 2 links, all on said Chelsea Street to the place of beginning.

PARCEL B

         That certain tract of land with buildings thereon situated on the east side of Summer Street, in said Gardner, Worcester County, Massachusetts, bounded and described as follows, to wit: Beginning at the northwesterly corner thereof in the easterly line of said Summer Street, thence south 85 degrees E 8 rods, 2 3/4 links to a drill hole in a rock; thence 8, 30 degrees 15' W, 11 rods, 19 links to said street; thence N. 5 degrees E. 11 rods, 8 1/4 links by said street to the place of beginning. Containing 17.8 rods, more or less.

                                    EXHIBIT B

                               Title Encumbrances


1. Title to and rights of others in those portions of the premises lying within the bounds of adjacent streets and ways.

2.       Riparian rights and rights of others in brook crossing the premises.

3. Sewer rights of the City of Gardner referred to in deed recorded in Book 2350, Page 577.

4. Easements, well rights, covenants, reservations and drain rights set forth in deed recorded in Book 2124, Page 336 and Book 1740, Page 306.

                                    EXHIBIT C

                       Form of Purchase and Sale Contract

                              EXHIBIT C
                              TO LEASE DATED AS OF MARCH 1, 1999 FOR
                              21 SUMMER STREET, GARDNER, MASSACHUSETTS


                                     STANDARD FORM
                              PURCHASE AND SALE AGREEMENT


                              This        day of                  19
                                   ------        ----------------   --

1. PARTIES
AND MAILING                   hereinafter called the SELLER, agrees to SELL and
ADDRESSES

                              hereinafter called the BUYER or PURCHASER, agrees
    (FILL IN)                 to BUY, upon the terms hereinafter set forth, the
                              following described premises:

                              Attach Exhibit A from Lease

2. DESCRIPTION
(FILL IN AND INCLUDE
TITLE REFERENCE)

3. BUILDINGS,                 Included in the sale as a part of said premises
STRUCTURES,                   are the buildings, structures, and improvements
IMPROVEMENTS,                 now thereon, and the fixtures used in connection
FIXTURES                      therewith including, if any, all wall-to-wall
                              carpeting, drapery rods, automatic garage door
                              openers, venetian blinds, window shades, screens,
                              screen doors, storm windows and doors, awnings,
                              shutters, furnaces, heaters, heating equipment,
                              stoves, ranges, oil and gas burners and fixtures
                              appurtenant thereto, hot water heaters, plumbing
                              and bathroom fixtures, garbage disposers, electric
                              and other lighting fixtures, mantels, outside
                              television antennas, fences, gates, trees, shrubs,
                              plants, and refrigerators, air conditioning
                              equipment, ventilators, dishwashers, washing
                              machines and dryers; and

                              but excluding


4. TITLE DEED                 Said premises are to be conveyed by a good and
(FILL IN)                     sufficient quitclaim deed running to the BUYER, or
*INCLUDE HERE BY SPECIFIC     to the nominee designated by the BUYER by written
REFERENCE ANY RESTRICTIONS,   notice to the SELLER at least seven days before
EASEMENTS, RIGHTS             the deed is to be delivered as herein provided,
AND OBLIGATIONS IN PARTY      and said deed shall convey a good and clear record
WALLS NOT INCLUDED IN (B),    and marketable title thereto, free from
LEASES, MUNICIPAL AND         encumbrances, except
OTHER LIENS, OTHER              (a) Provisions of existing building and zoning
ENCUMBRANCES, AND MAKE              laws;
PROVISION TO PROTECT            (b) Existing rights and obligations in party
SELLER AGAINST BUYER'S              walls which are not the subject of written
BREACH OF SELLER'S                  agreement;
COVENANTS IN LEASES,            (c) Such taxes for the then current year as are
WHERE NECESSARY.                    not due and payable  on the date of the
                                    delivery of such deed;
                                (d) Any liens for municipal betterments assessed
                                    after the date of this agreement;
                                (e) Attach Exhibit B from Lease.

                              See also Exhibit A.

5. PLANS If said deed refers to a plan necessary to be recorded therewith the SELLER shall deliver such plan with the deed in form adequate for recording or registration.

6. REGISTERED TITLE           In addition to the foregoing, if the title to said
                              premises is registered, said deed shall be in form
                              sufficient to entitle the BUYER to a Certificate
                              of Title of said premises, and the SELLER shall
                              deliver with said deed all instruments, if any,
                              necessary to enable the BUYER to obtain such
                              Certificate of Title.

7. PURCHASE PRICE             The agreed purchase price for said premises
(FILL IN); SPACE IS           is          dollars, of which
ALLOWED TO WRITE                 --------
OUT THE AMOUNTS
IF DESIRED                    $
                               ----------
                              $   *   are to be paid at the time of delivery of
                               ------ the deed in cash, or by certified,
                                          cashier's, treasurer's or bank
                                          check(s).

                              $
                               ----------
                              $           TOTAL
                               ----------
                              * To be calculated in accordance with Lease.




COPYRIGHT (C) 1979, 1984, 1986, 1987, 1988, 1991

All rights reserved. This form may not be copied or reproduced in whole or in part in any manner whatsoever GREATER BOSTON REAL ESTATE BOARD without the prior express written consent of the Greater Boston Real Estate Board.

8. TIME FOR                   Such deed is to be delivered at 12:00 o'clock P.M.
PERFORMANCE;                  on the ___ day of _________ 199_, at the Worcester
DELIVERY OF DEED              District Registry of Deeds, unless otherwise
(FILL IN)                     agreed upon in writing. It is agreed that time is
                              of the essence of this agreement.

9. POSSESSION AND             Full possession of said premises free of all
CONDITION OF                  tenants and occupants other than BUYER, except as
PREMISE.                      herein provided, is to be delivered at the time of
(ATTACH A LIST OF             the delivery of the deed, said premises to be then
EXCEPTIONS, IF ANY)           (a) in the same condition as they now are,
                              reasonable use and wear thereof excepted, (b) not
                              in violation of said building and zoning laws, and
                              (c) in compliance with provisions of any
                              instrument referred to in clause 4 hereof. The
                              BUYER shall be entitled personally to inspect said
                              premises prior to the delivery of the deed in
                              order to determine whether the condition thereof
                              complies with the terms of this clause.

10. EXTENSION TO              If the SELLER shall be unable to give title or to
PERFECT TITLE                 make conveyance, or to deliver possession of the
OR MAKE                       premises, all as herein stipulated, or if at the
PREMISES                      time of the delivery of the deed the premises do
CONFORM                       not conform with the provisions hereof, the SELLER
(CHANGE PERIOD OF             shall use reasonable efforts to remove any defects
TIME IF DESIRED).             in title, or to deliver possession as provided
                              herein, or to make the said premises conform to
                              the provisions hereof, as the case may be, and the
                              time for performance hereof shall be extended for
                              a period of up to thirty days, but not beyond
                              BUYER's mortgage.

11. FAILURE TO                If at the expiration of the extended time the
PERFECT TITLE                 SELLER shall have failed so to remove any defects
OR MAKE                       in title, deliver possession, or make the premises
PREMISES                      conform, as the case may be, all as herein agreed,
CONFORM, etc.                 or if at any time during the period of this
                              agreement or any extension thereof, the holder of
                              a mortgage on said premises shall refuse to permit
                              the insurance proceeds, if any, to be used for
                              such purposes, then any payments made under this
                              agreement shall be forthwith refunded and all
                              other obligations of the parties hereto shall
                              cease and this agreement shall be void without
                              recourse to the parties hereto.

12. BUYER's                   The BUYER shall have the election, at either the
ELECTION TO                   original or any extended time for performance, to
ACCEPT TITLE                  accept such title as the SELLER can deliver to the
                              said premises in their then condition and to pay
                              therefore the purchase price without deduction, in
                              which case the SELLER shall convey such title,
                              except that in the event of such conveyance in
                              accord with the provisions of this clause, if the
                              said premises shall have been damaged by fire or
                              casualty insured against, then the SELLER shall,
                              unless the SELLER has previously restored the
                              premises to their former condition, either

                                (a) pay over or assign to the BUYER, on delivery
                                    of the deed, all amounts recovered or
                                    recoverable on account of such insurance, less any amounts reasonably expended by the SELLER for any partial restoration, or

                                (b) if a holder of a mortgage on said premises
                                    shall not permit the insurance proceeds or a part thereof to be used to restore the said premises to their former condition or to be so paid over or assigned, give to the BUYER a credit against the purchase price, on delivery of the deed, equal to said amounts so recovered or recoverable and retained by the holder of the said mortgage less any amounts reasonably expended by the SELLER for any partial restoration.

13. ACCEPTANCE                The acceptance of a deed by the BUYER or his
OF DEED                       nominee as the case may be, shall be deemed to be
                              a full performance and discharge of every
                              agreement and obligation herein contained or
                              expressed, except such as are, by the terms
                              hereof, to be performed after the delivery of said
                              deed.


14. USE OF                    To enable the SELLER to make conveyance as herein
MONEY TO                      provided, the SELLER may, at the time of delivery
CLEAR TITLE                   of the deed, use the purchase money or any portion
                              thereof to clear the title of any or all
                              encumbrances or interests, provided that all
                              instruments so procured are recorded
                              simultaneously with the delivery of said deed.

15. INSURANCE                 Until the delivery of the deed, the SELLER shall
*INSERT AMOUNT                maintain insurance on said premises as follows:
(LIST ADDITIONAL              TYPE OF INSURANCE           AMOUNT OF COVERAGE
TYPES OF INSURANCE            (a) Fire and Extended       $___ As currently
AND AMOUNTS AS                   Coverage                maintained
AGREED)                       (b)

16. OMIT                      *commitment deadline or termination of the
                              initially committed interest rate and/or other
                              loan terms.
                              SEE , ALSO Exhibit A attached.
                              ---   ----

17. ADJUSTMENT                If the amount of said taxes is not known at the
OF UNASSESSED                 time of the delivery of the deed, they shall be
AND ABATED                    apportioned on the basis of the taxes assessed for
TAXES                         the preceding fiscal year, with a reapportionment
                              as soon as the new tax rate and valuation can be
                              ascertained; and, if the taxes which are to be
                              apportioned shall thereafter be reduced by
                              abatement, the amount of such abatement, less the
                              reasonable cost of obtaining the same, shall be
                              apportioned between the parties, provided that
                              neither party shall be obligated to institute or
                              prosecute proceedings for an abatement unless
                              herein otherwise agreed.

18. OMIT

19. OMIT OR BROKER(S)         The Broker(s) named herein
WARRANTY                      warrant(s) that the Broker(s) is(are) duly
(FILL IN NAME)                licensed as such by the Commonwealth of
                              Massachusetts.

20. OMIT

21. OMIT

22. RELEASE                   The Devisee of Alma L. Wood hereby agrees
                              to join in said deed and to release and convey all
                              statutory and other rights and interests in said
                              premises.

24. LIABILITY OF              If the SELLER or BUYER executes this agreement in
TRUSTEE,                      a representative or fiduciary capacity, only the
SHAREHOLDER,                  principal or the estate represented shall be
BENEFICIARY, etc.             bound, and neither the SELLER or BUYER so
                              executing, nor any shareholder or beneficiary of
                              any trust, shall be personally liable for any
                              obligation, express or implied, hereunder.

25. WARRANTIES AND            The BUYER acknowledges that the BUYER has not been
REPRESENTATIONS               influenced to enter into this transaction nor has
(FILL IN); IF NONE,           he relied upon any warranties or representations
STATE "NONE"; IF              not set forth or incorporated in this agreement or
ANY LISTED, INDICATE          pre-viously made in writing, except for the
BY WHOM EACH WARR-            following additional warranties and
ANTY OR REPRESEN-             representations, if any, made by either the SELLER
TATION WAS MADE               or the Brokers(s): None.


26. MORTGAGE
CONTINGENCY
CLAUSE
(OMIT IF NOT
PROVIDED FOR
IN OFFER TO
PURCHASE)

27. CONSTRUCTION              This instrument, executed in multiple
OF AGREEMENT                  counterparts, is to be construed as a
                              Massachusetts contract, is to take effect as a
                              sealed instrument, sets forth the entire contract
                              between the parties, is binding upon and enures to
                              the benefit of the parties hereto and their
                              respective heirs, devisees, executors,
                              administrators, successors and assigns, and may be
                              canceled, modified or amended only by a written
                              instrument executed by both the SELLER and the
                              BUYER. If two or more persons are named herein as
                              BUYER their obligations hereunder shall be joint
                              and several. The captions and marginal notes are
                              used only as a matter of convenience and are not
                              to be considered a part of this agreement or to be
                              used in determining the intent of the parties to
                              it.

28. LEAD PAINT                The parties acknowledge that, under Massachusetts
LAW                           law, whenever a child or children under six years
                              of age resides in any residential premises in
                              which any paint, plaster or other accessible
                              material contains dangerous levels of lead, the
                              owner of said premises must remove or cover said
                              paint, plaster or other material so as to make it
                              inaccessible to children under six years of age.

29. SMOKE                     The SELLER shall, at the time of the delivery of
DETECTORS                     the deed, deliver a certificate from the fire
                              department of the city or town in which said
                              premises are located stating that said premises
                              have been equipped with approved smoke detectors
                              in conformity with applicable law.

30. ADDITIONAL                Exhibit A attached hereto, is incorporated herein
PROVISIONS                    by reference.



            FOR RESIDENTIAL PROPERTY CONSTRUCTED PRIOR TO 1978,
                     BUYER MUST ALSO HAVE SIGNED LEAD
          PAINT "PROPERTY TRANSFER NOTIFICATION CERTIFICATION"


NOTICE: This is a legal document that creates binding obligations. If not understood, consult an attorney.



--------------------------------       -----------------------------------
SELLER                                 SELLER


--------------------------------       -----------------------------------
BUYER                                  BUYER


By:                                    BY:
--------------------------------       -----------------------------------
                               Broker(s)

*ADD DEVISEES AS SIGNATORIES

                    EXTENSION OF TIME FOR PERFORMANCE

                                                      Date

     The time for the performance of the foregoing agreement is extended until _____ o'clock _M. on the _____ day of __________ 19__, time still being of the essence of this agreement as extended.

     This extension, executed in multiple counterparts, is intended to take effect as a sealed instrument.



-----------------------------          ---------------------------------
SELLER (or spouse)                     SELLER


-----------------------------          ---------------------------------
BUYER                                  BUYER


-----------------------------          ---------------------------------
                              Broker(s)

                Exhibit A to Purchase and Sale Agreement
                 21 Summer Street Gardner, Massachusetts

 1.  NO BROKER

     The BUYER and SELLER each represent and warrant to the other that it has not contacted any real estate broker in connection with this transaction and was not directed to the other as a result of any services or facilities of any real estate broker. Each agrees to indemnify the other against and to hold the other harmless from any claim, loss, damage, costs or liabilities for any brokerage commission or fee which may be asserted against the other in connection with this transaction arising out of its contacts with any real estate brokers. The provisions of this paragraph shall survive delivery of the deed.

 2.  NOTICES

     All notices required hereunder shall be deemed to have been duly given if in writing and delivered by hand, sent by telefax or mailed by registered or certified mail, return receipt requested, all charges prepaid, addressed to BUYER or SELLER at their respective addresses designated above, and in the case of notices addressed to SELLER, a copy thereof to ; and in the case of BUYER, a copy thereof to

 3.  DEED [If conveyed by Executor]

     SELLER shall convey the property to BUYER by a Fiduciary Deed executed by
                         of the                        , in accordance with the
     Power of Sale contained in Article of said without obtaining a License to Sell from the Probate Court.

 4.  ESTATE TAX [If conveyed by Executor]

     The SELLER's obligations under this Agreement shall be subject to the SELLER, on or before the closing date, obtaining from The Commonwealth of Massachusetts and, if applicable, from the IRS a Certificate Releasing the Estate Tax Lien or Closing Letters for the Estate of Alma L. Wood or otherwise providing such affidavits or other evidence with respect to such matters acceptable to BUYER's title company to insure marketable title in BUYER without exception for the claims of any creditors of SELLER or said estate.

 5.  INSPECTION

     The BUYER acknowledges that it has inspected the premises, including all improvements thereon, or has caused the same to be inspected and that the BUYER is fully satisfied with the conditions thereof. The premises are to be conveyed in their present "as is" condition, reasonable wear and tear excepted, and the BUYER further acknowledges that it is not relying upon any statement or representation by the SELLER or by the brokers with respect to the physical condition of the premises, it being the understanding of the parties hereto that the entire agreement of the parties is fully set forth herein. The provisions of this Paragraph shall survive delivery of the deed.

 6.  DESTRUCTION

     Notwithstanding anything herein to the contrary, in the event of damage to or destruction of the Premises by fire, vandalism or other casualty, or in the event of a taking of all or a part of the Premises by eminent domain, then at BUYER's option, this Agreement may be terminated.

 7.  CHANGE OF CLOSING LOCATION

     Notwithstanding the provisions of Paragraph 8 of this Agreement, the place for the delivery of the SELLER's deed may be designated to another location in the Greater Gardner area in a written notice from the BUYER to the SELLER given at least seven (7) days before the date specified in Paragraph 8 of this Agreement as either (i) the place of business of the mortgage lender granting mortgage financing for the BUYER's acquisition of the premises or (ii) the office of said mortgage lender's attorney.

 8.  TITLE

     Notwithstanding anything herein contained, the premises shall not be considered to be in compliance with the provisions of this Agreement with respect to title unless:

     (a) all structures and improvements, including but not limited to any driveway(s), garage(s), and any septic system(s), cesspool(s) or leaching field(s) and all means of access to the premises shall be wholly within the boundary lines of the premises and shall not encroach upon or under any property not within such boundary lines;

     (b) the premises abut a public way, duly laid out or accepted as such by the town or city in which the premises are located; or a private way to which the BUYER shall have both pedestrian and vehicular access, such private way having satisfactory access to a public way;

     (c) no building, structure, improvement, property, right of way or easement of any kind belonging to any other person or entity encroaches upon or under the premises from other premises that materially interferes with the current use of said premises; and,

     (d) title to the premises is insurable, for the benefit of the BUYER, by a title insurance company, in a fee owner's policy of title insurance at normal premium rates, in the American Land Title Association form currently in use.

 9.  FIRPTA

     SELLER agrees at the closing to execute a statement under oath to the effect that SELLER is not a foreign person subject to the withholding provisions of the Internal Revenue Code of 1986, as amended.

10.  FORM 1099

     The SELLER's attorney agrees to cause to be prepared and filed in a timely fashion a 1099 Form for the within transaction.

11.  TITLE INSURANCE

     SELLER agrees at the closing to execute a statement under oath to any title insurance company issuing a policy to BUYER and/or BUYER's mortgagee and/or the BUYER individually to the effect that: (1) there are no tenants, lessees or parties in possession of the premises other than BUYER, (2) SELLER has no knowledge of any work having been done to the premises by or on behalf of SELLER which would entitle anyone now or hereafter to claim a mechanics' or materialmen's lien on the premises; and SELLER agrees to indemnify and hold harmless the title insurance company for any loss, costs, or damages sustained as a result of issuing a policy without exceptions covered by such representations; and (3) that SELLER is not a foreign person subject to the withholding provisions of the Internal Revenue Code of 1986, as amended (FIRPTA). SELLER hereby makes such representations to the BUYER as of the closing and this paragraph shall survive the closing.

12.  FIRST MORTGAGE FINANCING

     This Agreement is contingent upon the BUYER'S ability to obtain a first mortgage from an institutional lender in the amount of at least $ for a term of years at then current rates of interest and on terms and conditions satisfactory to BUYER. The BUYER shall have until to obtain said financing. In the event that the BUYER is unable to obtain said financing on or before , BUYER shall so notify the SELLER by , whereupon all deposits made hereunder shall be forthwith refunded to the BUYER and this Agreement shall become null, void and of no effect. BUYER shall be deemed to have used diligent efforts to obtain said financing by virtue of making a loan application to one institutional lender.

13.  TIME FOR PERFORMANCE

     Notwithstanding the provisions of Paragraph 8 of this Agreement, in the event the attorney for the BUYER's Lender is unable to close the BUYER's loan transaction at the time for performance hereof, SELLER agrees that (a) the time for performance may be extended to a time and date designated by the BUYER's Mortgagee's bank attorney but in no event later than the fifth business day after the original time for performance, and (b) such attorney may change the place for delivery to his office.

14.  SEWER SERVICE

     SELLER warrants and represents that the premises are served by municipal sewer. The provisions of this Paragraph shall survive delivery of the deed.

15.  BUYER'S DEFAULT

     If BUYER shall fail to fulfill the BUYER's Agreements herein, SELLER's sole remedy at law or in equity against the BUYER shall be those remedies set forth in that certain Lease, dated as of February 27, 1999, between SELLER, as landlord, and BUYER, as tenant.

16.  EXTENSION OF TIME FOR SELLER'S PERFORMANCE

     For the purposes of Paragraph 10 of this Agreement, SELLER shall not be required to incur or spend more than One Thousand Dollars ($1,000.00) to remove any defects in title, other than any such defects that (i) were voluntarily placed on the title to the Premises by SELLER or anyone claiming title to said premises by through or under SELLER, including, but not limited to, the persons to whom said premises have been devised pursuant to the will of Alma L. Wood, or (ii) secure an obligation of SELLER, the estate of Alma L. Wood or any of the persons to whom said premises have been devised pursuant to the will of Alma L. Wood to pay money, including, but not limited to Mortgages, deeds of trust, assignments of leases and rents, ground leases, so-called medicare or medicaid liens, mechanic's or materialmen's liens, judgment liens or tax liens.